Exhibit 10.3

TORNIER N.V. 2010 INCENTIVE PLAN

OPTION CERTIFICATE

Tornier N.V., a public limited liability company organized under the laws of The Netherlands (the “Company”), in accordance with the Tornier N.V. 2010 Incentive Plan (the “Plan”), hereby grants an Option to                               , who shall be referred to as “Optionee”, to purchase from the Company                  shares of Stock at an exercise price per share equal to U.S. $                , which grant shall be subject to all of the terms and conditions set forth in this Option Certificate and in the Plan.  This grant has been made as of                           , 201[  ], which shall be referred to as the “Grant Date”.  This Option is not intended to satisfy the requirements of Section 422 of the Code and thus shall be a Non-ISO as that term is defined in the Plan.

TORNIER N.V.

By:
	Name:	Douglas W. Kohrs
	Title:	President and Chief Executive Officer

TERMS AND CONDITIONS

1.             Plan.  This Option grant is subject to all the terms and conditions set forth in the Plan and this Option Certificate, and all the terms in this Option Certificate which begin with a capital letter are either defined in this Option Certificate or in the Plan.  If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan shall control.  A copy of the Plan and the U.S. prospectus for the Plan have been delivered to Optionee together with this Option Certificate.

2.             Vesting and Option Expiration.

(a)           General Rule.  Subject to the other provisions of this Option Certificate, Optionee’s right under this Option Certificate to exercise this Option shall vest, on a cumulative basis, over a four-year period and as follows: (1) 25% of the shares of Stock which may be purchased under this Option Certificate (rounding down to the nearest whole number of shares of Stock) shall vest on [Date], the one-year anniversary of the Grant Date,  and (2) the remaining 75% of such shares of Stock shall vest over a three-year period thereafter in 12 as nearly equal as possible quarterly installments on the [Xst/th] day of each such quarter, beginning on [Date].

(b)           Option Expiration Rules.

(1)           Non-Vested Shares of Stock.  If Optionee’s employment or service with the Company terminates for any reason whatsoever, including by reason of Optionee’s death, Disability or Retirement, while there are any non-vested shares of Stock subject to this Option under Section 2(a), this Option immediately upon such termination of employment or service shall expire and shall have no further force or effect and be null and void with respect to such non-vested shares of Stock.

(2)           Vested Shares of Stock.  Optionee’s right to exercise all or any part of this Option which has vested under Section 2(a) shall expire no later than the tenth (10th) anniversary of the Grant Date.  However, if Optionee’s employment or service relationship with the Company terminates before the tenth (10th) anniversary of the Grant Date, Optionee’s right to exercise this Option which has vested under Section 2(a) shall expire and shall have no further force or effect and shall be null and void:

(A)          on the date Optionee’s employment or service relationship terminates if Optionee’s employment or service relationship terminates due to actions constituting Cause or Adverse Action,

(B)           on the one-year anniversary of the date Optionee’s employment or service relationship terminates if Optionee’s employment or service relationship terminates as a result of Optionee’s death or Disability, or

(C)           at the end of the three month period which starts on the date Optionee’s employment or service relationship terminates if Optionee’s employment or service relationship terminates other than (1) due to actions constituting Cause or Adverse Action or (2) as a result of Optionee’s death or Disability.

(c)           Special Rules.

(1)           Sale of Business Unit.  The Committee, in connection with the sale of any Affiliate, division or other business unit of the Company, may, within the Committee’s sole discretion, take any or all of the following actions if this Option or the rights under this Option will be adversely affected by such transaction:

(A)          accelerate the time Optionee’s right to exercise this Option will vest under Section 2(a),

(B)           provide for vesting after such sale or other disposition, or

(C)           extend the time at which this Option will expire (but not beyond the tenth (10th) anniversary of the Grant Date).

(2)           Change in Control.  If there is a Change in Control of the Company, this Option shall be subject to the provisions of Section 12 of the Plan with respect to such Change in Control.

(3)           Affiliates.  For purposes of this Option Certificate, any reference to the Company shall include any Affiliate of the Company, and a transfer of employment or service relationship between the Company and any Affiliate of the Company or between any Affiliate of the Company shall not be treated as a termination of employment or service relationship under the Plan or this Option Certificate.

(4)           Termination of Employment or Service Relationship.  For purposes of this Option Certificate:

(A)          if Optionee’s employment with the Company terminates while there are any non-vested shares of Stock subject to this Option under Section 2(a) but Optionee at such time then becomes an independent consultant to the Company, Optionee’s right under this Option Certificate to exercise this Option shall continue to vest so long as Optionee continues to provide services to the Company in accordance with Section 2(a);

(B)           if Optionee’s employment with the Company terminates but Optionee at such time then becomes an independent consultant to the Company, the termination of Optionee’s employment shall not result in the expiration of the Option under Section 2(b)(1) or 2(b)(2); provided, Optionee’s right to exercise all or any part of this Option which has vested under Section 2(a) shall expire no later than the tenth (10th) anniversary of the Grant Date; and

(C)           Except in instances where he or she becomes an independent consultant to the Company as provided in clause (B) above, Optionee’s employment termination date shall mean the last day that Optionee actively performs services in an employer-employee relationship for the Company, without regard to the reason for Optionee’s cessation of service and without regard to any advance notice period as may be otherwise provided under local law.

(5)           Effect of Actions Constituting Cause or Adverse Action.  If Optionee is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of Optionee’s employment or other service with the Company, irrespective of whether such action or the Committee’s determination occurs before or after termination of Optionee’s employment or other service with the Company and irrespective of whether or not Optionee was terminated as a result of such Cause or Adverse Action, (i) all rights of Optionee under the Plan and this Option Certificate shall terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion shall have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, this Option and to require Optionee to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares subject to this Option).  The Company may defer the exercise of this Option for a period of up to six (6) months after receipt of Optionee’s written notice of exercise or the issuance of share certificates upon the exercise of this Option for a period of up to six (6) months after the date of such exercise in order for the Committee to make any determination as to the existence of Cause or an Adverse Action.  This Section 2(c)(5) shall not apply following a Change in Control.

(6)           Clawback Policy.  This Option and the shares of Stock issuable pursuant to this Option are subject to forfeiture to or clawback by the Company to the extent required and allowed by law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the Sarbanes Oxley Act of 2002 and any implementing rules and regulations promulgated thereunder, and pursuant to any forfeiture, clawback or similar policy of the Company, as such laws, rules, regulations and policy may be in effect from time to time.

(7)           Fractional Shares of Stock.  Optionee’s right to exercise this Option shall not include a right to exercise this Option to purchase a fractional share of Stock.  If Optionee exercises this Option on any date when this Option includes a fractional share of Stock, Optionee’s exercise right shall be rounded down to the nearest whole share of Stock and the fractional share shall be carried forward until that fractional share together with any other fractional shares can be combined to equal a whole share of Stock or this Option expires.

(8)           EU Age Discrimination Rules.  If Optionee is a local national of and is employed in a country that is a member of the European Union, the grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”).  To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

3.             Method of Exercise of Option.

(a)           General Rule.  Optionee may exercise this Option in whole or in part (to the extent this Option is otherwise exercisable under Section 2 with respect to vested shares of Stock) only in accordance with the rules and procedures established from time to time by the Company for the exercise of an Option.  The Option Price shall be paid at exercise in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion, may allow such payments to be made, in whole or in part, by (i) by a “net exercise” of the Option (as further described below); (ii) through cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market;  or (iii) by a combination of such methods.  In the case of a “net exercise” of this Option, Optionee shall receive the number of shares of Stock underlying this Option (or portion thereof so exercised) reduced by the number of shares of Stock equal to the aggregate exercise price of the Option (or portion thereof so exercised) divided by the Fair Market Value on the date of exercise (the “Reduced Shares of Stock”).  In the event of a “net exercise” of this Option, this Option (or portion thereof so exercised) to purchase the Reduced Shares of Stock shall be cancelled in exchange for the right to receive an amount (the “Redemption Amount”) equal to the Fair Market Value of the Reduced Shares of Stock on the date of exercise.  The Redemption Amount shall automatically be applied by the Company to satisfy the amount Optionee is required to pay to exercise the Option (or portion thereof so exercised). Thereafter, Optionee shall receive the number of shares of Stock remaining after such Reduced Shares of Stock have been cancelled.  Shares of Stock shall no longer be outstanding under this Option (and shall therefore not thereafter be exercisable) following the exercise of this Option (or portion thereof so exercised) to the extent of (i) shares cancelled to pay the exercise price of this Option under the “net exercise,” (ii) shares actually delivered to Optionee as a result of such exercise and (iii) any shares withheld for purposes of tax withholding.

(b)           Notwithstanding anything to the contrary in the Option Certificate, if Optionee resides in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the exercise price, or requires the Company and/or Optionee to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion).

(c)           As a condition of the grant of this Option, Optionee agrees to repatriate all payments attributable to the Option in accordance with local foreign exchange rules and regulations in Optionee’s country of residence (and country of employment, if different).  In addition, Optionee agrees to take any and all actions, and consents to any and all actions taken by the Company and its Affiliates, as may be required to allow the Company and its Affiliates to comply with local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different).  Finally, Optionee agrees to take any and all actions that may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in Optionee’s country of residence (and country of employment, if different).

4.             Income Tax and Social Insurance Contributions Withholding.

(a)           Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, and the settlement of the Option; and (ii) does not commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

(b)           Prior to the delivery of shares of Stock upon the exercise of the Option, if Optionee’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company: (i) shall withhold a sufficient number of whole shares of Stock otherwise issuable upon the exercise of the Option that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld shares of Stock shall be used to settle the withholding obligation); or (ii) shall withhold an amount from Optionee’s regular salary and/or wages, or from any other amounts payable to Optionee.  In cases where shares of Stock are withheld and the Fair Market Value of the number of whole shares of Stock withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to Optionee equal to the difference as soon as administratively practicable.  In the event the withholding requirements are not satisfied through the withholding of shares of Stock or through Optionee’s regular salary and/or wages or other amounts payable to Optionee, no shares of Stock will be issued to Optionee unless and until satisfactory arrangements (as determined by the Committee) have been made by Optionee with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to the Option.  By accepting the grant of the Option, Optionee expressly consents to the withholding of shares of Stock and/or the withholding of amounts from Optionee’s regular salary and/or wages, or other amounts payable to Optionee, as provided for hereunder.  All other Tax-Related Items related to the Option and any shares of Stock acquired pursuant to the exercise of the Option is Optionee’s sole responsibility.

5.             Delivery and Other Laws.  The Company shall deliver appropriate and proper evidence of ownership of any Stock purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law, rule or regulation, and such delivery shall discharge the Company of all of its duties and responsibilities with respect to this Option.

6.             Non-Transferable.  No rights granted under this Option shall be transferable by Optionee other than (a) by will or by the laws of descent and distribution or (b) to a “family member” as provided in Section 14.2 of the Plan.  The person or persons, if any, to whom this Option is transferred shall be treated after Optionee’s death the same as Optionee under this Option Certificate.

7.             No Right to Continue Employment or Service.  Neither the Plan, this Option, nor any related material shall give Optionee the right to continue in employment by or perform services to the Company or shall adversely affect the right of the Company to terminate Optionee’s employment or service relationship with the Company with or without Cause at any time.

8.             Shareholder Status.  Optionee shall have no rights as a shareholder of the Company with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

9.             Venue.  In accepting this Option grant, Optionee is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this Option and this Option Certificate.

10.           Binding Effect.  This Option Certificate shall be binding upon the Company and Optionee and their respective heirs, executors, administrators and successors.

11.           Tax Withholding.  This Option has been granted subject to the condition that Optionee consents to whatever action the Committee directs to satisfy the minimum statutory federal and state withholding requirements, if any, which the Company determines are applicable upon the exercise of this Option.

12.           Headings and Sections.  The headings contained in this Option Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option Certificate.  All references to sections in this Option Certificate shall be to sections of this Option Certificate unless otherwise expressly stated as part of such reference.

13.           Nature of the Grant.  In accepting this Option grant, Optionee acknowledges that:

(a)           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan or this Option Certificate;

(b)           the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;

(c)           all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(d)           Optionee is voluntarily participating in the Plan;

(e)           the Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company;

(f)            the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty and if Optionee vests in the Option grant, exercises this Option in accordance with the terms of this Option Certificate and is issued shares of Stock, the value of those shares may increase or decrease;

(g)           in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall arise from termination of this Option or diminution in value of this Option or shares of Stock acquired upon exercise of this Option resulting from termination of Optionee’s employment or service by the Company (for any reason whatsoever and whether or not in breach of local labor laws) and Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of this Option Certificate, Optionee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(h)           the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding

Optionee’s participation in the Plan, or Optionee’s purchase or sale of the underlying shares of Stock; and

(i)            Optionee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan or this Option.

14.           Non-Negotiable Terms.  The terms of this Option Certificate are not negotiable, but Optionee may refuse to accept this Option by notifying immediately in writing the Company’s Vice President, Chief Legal Officer and Secretary or the Company’s Global Vice President, Human Resources.

15.           Data Privacy Consent.  Pursuant to applicable personal data protection laws, the Company hereby notifies Optionee of the following in relation to Optionee’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Option and Optionee’s participation in the Plan.  The collection, processing and transfer of Optionee’s personal data is necessary for the Company’s administration of the Plan and Optionee’s participation in the Plan.  Optionee’s denial and/or objection to the collection, processing and transfer of personal data may affect Optionee’s participation in the Plan.  As such, Optionee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about Optionee, including Optionee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all equity awards or any other entitlement to shares of Stock awarded, canceled, purchased, vested, unvested or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by Optionee or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing Optionee’s participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in Optionee’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Optionee’s participation in the Plan.

The Company will transfer Data as necessary for the purpose of implementation, administration and management of Optionee’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the

United States.  Optionee hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on Optionee’s behalf to a broker or other third party with whom Optionee may elect to deposit any shares of Stock acquired pursuant to the Plan.

Optionee may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Optionee’s participation in the Plan.  Optionee may seek to exercise these rights by contacting Optionee’s local HR manager or the Company’s Human Resources Department.

16.           Private Placement.  If Optionee is resident and/or employed outside of the United States, the grant of the Option is not intended to be a public offering of securities in Optionee’s country of residence (and country of employment, if different).  The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Option are not subject to the supervision of the local securities authorities. No employee of the Company is permitted to advise Optionee on whether Optionee should purchase shares of Stock under the Plan.  Investment in shares of Stock involves a degree of risk.  Before deciding to purchase shares of Stock pursuant to the Option, Optionee should carefully consider all risk factors relevant to the acquisition of shares of Stock under the Plan and should carefully review all of the materials related to the Option and the Plan.  In addition, Optionee should consult with his or her personal investment advisor for professional investment advice.

17.           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option granted to Optionee under the Plan by electronic means.  Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.           English Language.  If Optionee is resident outside of the United States, Optionee acknowledges and agrees that it is Optionee’s express intent that the Option Certificate, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, be drawn up in English.  If Optionee has received the Option Certificate, the Plan or any other documents related to the Option translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

19.           Addendum.  Notwithstanding any provisions of the Option Certificate to the contrary, the Option shall be subject to any special terms and conditions for Optionee’s country of residence (and country of employment, if different), as are forth in the applicable Addendum to the Option Certificate.  Further, if Optionee transfers residence and/or employment to another country reflected in an Addendum to the Option Certificate, the special terms and conditions for such country will apply to Optionee to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Any applicable Addendum shall constitute part of the Option Certificate.

20.           Additional Requirements.  The Company reserves the right to impose other requirements on the Option, any payment made pursuant to the Option, and Optionee’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.  Such requirements may include (but are not limited to) requiring Optionee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

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Optionee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions hereof and thereof.  Optionee has reviewed this Option Certificate and the Plan in their entirety, has had an opportunity to obtain the advice of counsel and fully understands all provisions of this Option Certificate and the Plan.  Optionee also acknowledges receipt of the Prospectus for the Plan.

Dated:	Signed:

Name:

Address:

TORNIER N.V. 2010 INCENTIVE PLAN

ADDENDUM TO

OPTION CERTIFICATE

AUSTRALIA

In addition to the provisions of the Tornier N.V. 2010 Incentive Plan (the “Plan”) and the Option Certificate (the “Option Certificate”), the Option is subject to the following additional terms and conditions.  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Certificate.  If Optionee transfers residency and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.

1.             Option Conditioned on Satisfaction of Regulatory Obligations.  If Optionee is (a) a director of an Affiliate incorporated in Australia, or (b) a person who is a management-level executive of an Affiliate incorporated in Australia and who also is a director of an Affiliate incorporated outside of the Australia, the grant of the Option is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

2.             Exercise of Option Rights.  Notwithstanding anything in the Option Certificate to the contrary, the vested portion of the Option may not be exercised by Optionee unless and until such time as the Fair Market Value of the underlying shares of Stock on the date of exercise equals or exceeds the Option exercise price for such shares.

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TORNIER N.V. 2010 INCENTIVE PLAN

ADDENDUM TO
OPTION CERTIFICATE

ITALY

In addition to the provisions of the Tornier N.V. 2010 Incentive Plan (the “Plan”) and the Option Certificate (the “Option Certificate”), the Option is subject to the following additional terms and conditions.  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Certificate.  If Optionee transfers residency and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.

1.             Mandatory Cashless Exercise.  Notwithstanding anything in Section 3(a) of the Option Certificate to the contrary, Optionee may exercise the Option only by means of a cashless “sell-all” exercise.  Under a cashless “sell all” exercise, all of the shares of Stock issuable upon exercise of the Option will be sold and the sales proceeds (net from the payment of the exercise price and any taxes and social insurance contributions that are required to be withheld pursuant to Section 4 of the Option Certificate) will be paid to Optionee in cash.

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TORNIER N.V. 2010 INCENTIVE PLAN

ADDENDUM TO
OPTION CERTIFICATE

NETHERLANDS

In addition to the provisions of the Tornier N.V. 2010 Incentive Plan (the “Plan”) and the Option Certificate (the “Option Certificate”), the Option is subject to the following additional terms and conditions.  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Certificate.  If Optionee transfers residency and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.

1.             Waiver of Termination Rights.  As a condition to the grant of the Option, Optionee hereby waives any and all rights to compensation or damages as a result of the termination of Optionee’s employment with the Company or any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) Optionee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

TORNIER N.V. 2010 INCENTIVE PLAN

ADDENDUM TO
OPTION CERTIFICATE

SPAIN

In addition to the provisions of the Tornier N.V. 2010 Incentive Plan (the “Plan”) and the Option Certificate (the “Option Certificate”), the Option is subject to the following additional terms and conditions.  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Certificate.  If Optionee transfers residency and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.

1.             Termination for Cause.  Notwithstanding anything to the contrary in the Plan or the Option Certificate, “Cause” shall be defined in the Plan, irrespective of whether the termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

2.             Optionee Labor Acknowledgement.  The following provision supplements Section 16 of the Option Certificate:

In accepting the Option, Optionee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.  Further, Optionee understands and agrees that, as a condition of the grant of Option, Optionee’s termination of employment for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any Option that may have been granted to Optionee and that were not fully vested on the date of termination.  In particular, Optionee understands and agrees that the Option will be cancelled without entitlement to exercise for the acquisition of shares of Stock or to any amount as indemnification if Optionee terminates employment by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with Cause, disciplinary dismissal adjudged or recognized to be without Cause, individual or collective layoff on objective grounds, whether adjudged to be with Cause or adjudged or recognized to be without Cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Company, and under Article 10.3 of Royal Decree 1382/1985.  Furthermore, Optionee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Option under the Plan to individuals who may be Optionees of the Company or an Affiliate throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or an Affiliate on an ongoing basis.

Consequently, Optionee understands that the Option are granted on the assumption and condition that the Option and the shares of Stock issued upon exercise of the Option shall not become a part of any employment contract (either with the Company or an Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, Optionee understands that the grant of the Option would not be made to Optionee but for the assumptions and conditions referred to above; thus, Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Option shall be null and void.

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TORNIER N.V. 2010 INCENTIVE PLAN

ADDENDUM TO
OPTION CERTIFICATE

UNITED KINGDOM

In addition to the provisions of the Tornier N.V. 2010 Incentive Plan (the “Plan”) and the Option Certificate (the “Option Certificate”), the Option is subject to the following additional terms and conditions.  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Option Certificate.  If Optionee transfers residency and/or employment to another country reflected in an Addendum, the additional terms and conditions for such country (if any) will apply to the Option to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan.

1.             Income Tax and Social Insurance Contribution Withholding.  The following provisions shall replace Section 4 of the Option Certificate:

(a)           Regardless of any action the Company takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant, vesting or exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (“Tax-Related Items”), Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionee is and remains Optionee’s responsibility and that the Company: (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, and the exercise of the Option; and (ii) does not commit to structure the terms of the Option or any aspect of the Option to reduce or eliminate Optionee’s liability for Tax-Related Items.

(b)           As a condition of settling the Option following the date of exercise, the Company shall be entitled to withhold and Optionee agrees to pay, or make adequate arrangements satisfactory to the Company to satisfy, all obligations of the Company to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items.  In this regard, Optionee authorizes the Company to withhold all applicable Tax-Related Items legally payable by Optionee from any wages or other cash compensation paid to Optionee by the Company.  Alternatively, or in addition, if permissible under local law, Optionee authorizes the Company, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by Optionee by one or a combination of the following: (i) withholding otherwise deliverable shares of Stock; (ii) arranging for the sale of shares of Stock otherwise deliverable to Optionee (on Optionee’s behalf and at Optionee’s direction pursuant to this authorization); or (iii) withholding from the proceeds of the sale of any shares of Stock acquired upon the exercise of the Option.  If the obligation for

Tax-Related Items is satisfied by withholding a number of whole shares of Stock as described herein, Optionee shall be deemed to have been issued the full number of whole shares of Stock issued in exercise of the Option, notwithstanding that a number of shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.  If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), Optionee has relocated to a country other than the United Kingdom, Optionee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one country, including the United Kingdom.  Optionee also agrees that the Company may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which Optionee may have to recover any overpayment from the relevant tax authorities.

(c)           Optionee shall pay to the Company any amount of Tax-Related Items that the Company may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described.  If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), Optionee agrees that the amount of any uncollected Tax-Related Items shall (assuming Optionee are not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by Optionee to the Company, effective on the Due Date.  Optionee agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company may recover it at any time thereafter by any of the means referred to above.  If any of the foregoing methods of collection are not allowed under applicable laws or if Optionee fails to comply with Optionee’s obligations in connection with the Tax-Related Items as described in this section, the Company may refuse to deliver any shares of Stock otherwise payable in exercise of the Option.

2.             Exclusion of Claim.  Optionee acknowledges and agrees that Optionee will have no entitlement to compensation or damages in consequence of the termination of Optionee’s employment with the Company for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from Optionee’s ceasing to have rights under or to be entitled to exercise the Option as a result of such termination, or from the loss or diminution in value of the Option.  Upon the grant of the Option, Optionee shall be deemed to have irrevocably waived any such entitlement.

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